Exhibit (q)(18)

PROXY VOTING

Where clients have assigned that responsibility to an investment adviser, the investment adviser has a fiduciary obligation to monitor corporate events and vote client proxies. Advisers Act Rule 206(4)-6 (the “Proxy Voting Rule”), requires an investment adviser that votes proxies on behalf of clients to adopt a proxy voting policy.

Policy

We vote proxies for clients assigning us with proxy voting responsibility and will ensure that proxies are voted in our clients’ best interests. We also have a fiduciary responsibility under ERISA to vote proxies prudently and solely in the best interests of ERISA Plan participants and beneficiaries. We have retained the services of Broadridge ProxyEdge (“ProxyEdge”) to vote securities on our clients’ behalf. ProxyEdge provides data driven voting guidelines, with the goal of maximizing shareholder value.

Conflicts of Interest

Occasions arise during the proxy voting process in which the best interests of the client conflicts with our best interests (i.e., business and personal relationships with a public company soliciting proxies). Where we identify a material conflict of interest, we will rely on ProxyEdge to vote using its standard policy guidelines which are derived independently from us.

Proxy Voting Guidelines

1.	Generally, routine and/or non‐controversial, corporate governance issues (e.g., approval of independent auditors) are normally voted with management.

2.	Occasionally, certain issues likely to reduce shareholder value (e.g., likely to reduce shareholder control over management, entrench management at the expense of shareholders) will be voted against management’s proposal.

3.	Generally, will vote proxies in a manner that is favorable to a business’s long‐term performance and valuation with the belief that is in our clients’ best interests.

4.	Generally, apply the ProxyEdge standard guidelines but will consider utilizing alternate policy guidelines to meet specific requirements, where appropriate.

5.	Reserve the right to vote against any proposals motivated by political, ethical or social concerns.

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Procedures

1.	Upon timely receipt of proxy materials, ProxyEdge will automatically release vote instructions as soon as analysis is completed.

2.	We retain the authority to override the votes, before cut‐off date, if we disagree with the vote recommendation.

3.	All proxies are voted solely in the best interest of clients on a best‐efforts basis.

4.	While we make a best effort to vote proxies, in certain circumstances it will be impractical or impossible for us to do so. Identifiable circumstances include:

a.	Limited Value: Where we conclude that to do so would have no identifiable economic benefit to our client;

b.	Unjustifiable Cost: When the costs of or disadvantages resulting from voting, in our judgment, outweigh the economic benefits of voting;

c.	Securities Lending: If securities are on loan at the record date, the client lending the security cannot vote the proxy. Because we generally are not aware of when a security may be on loan, we may not have the opportunity to recall the security prior to the record date; and

d.	Failure to Receive Proxy Statements: We are not be able to vote proxies in connection with certain holdings if we do not receive the account’s proxy statement in time to vote the proxy.

5.	Our Proxy Coordinator or their designee are responsible for administration and oversight of proxy voting and will monitor the voting process at ProxyEdge via the ProxyEdge proxy voting portal.

6.	Our Proxy Coordinator or their designee is responsible for account maintenance, the opening and closing of accounts, transmission of holdings and account monitoring.

7.	Records of which accounts are voted, how accounts are voted, and how many shares are voted are maintained electronically within ProxyEdge.

8.	For proxies not received by ProxyEdge, we and ProxyEdge will make a best effort attempt to receive ballots from the client’s custodian prior to the vote cut‐off date.

9.	The Proxy Coordinator will keep abreast of any critical or exceptional events, or events qualifying as a conflict of interest, via the ProxyEdge portal and email.

10.	The Proxy Coordinator and their designee will be kept informed of material issues affecting pending or upcoming proxy votes and will consider such issues prior to votes being cast.

11.	Overrides to ProxyEdge vote instructions will be made and properly documented when believed to be in the best interest of clients.

12.	A periodic review of ProxyEdge’s voting guidelines will be performed.

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